Exhibit 19.1

INSIDER TRADING POLICY

DAKOTA GOLD

www.dakotagoldcorp.com

DAKOTA GOLD CORP.

INSIDER TRADING POLICY

Adopted as of November 14, 2024

Introduction

In the course of conducting the business of Dakota Gold Corp. (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell securities of the Company or any other entity while you are in possession of material nonpublic information about the Company or that other entity obtained in the course of your position with the Company. The Company’s Board of Directors has adopted this Policy in order to ensure compliance with applicable securities laws and to avoid even the appearance of improper conduct by anyone associated with the Company.

I.	Persons Subject to this Policy

The procedures and restrictions set forth in this Policy apply to all Company officers, directors and employees (“Company Insiders”), wherever located. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants, who have access to material nonpublic information (together with the Company Insiders, the “Covered Persons”). This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (collectively, “Related Insiders”). For additional information regarding post-termination transactions, see Section XIII, “Post-Termination Transactions,” of this Policy.

II.	Transactions Subject to this Policy

This Policy applies to transactions in (i) the Company’s securities, including common stock, preferred stock, bonds and other debt securities, options, convertible debentures, warrants and any other securities that the Company may issue, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities, and (ii) the securities of other publicly traded companies, as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company. See the Section VII, “Special Transactions,” and Section VIII, “Prohibited Transactions,” for further discussion of certain types of securities and transactions.

Directors, officers and certain designated employees are subject to additional securities laws obligations and certain restrictions. These obligations and restrictions are set forth in the Company’s Addendum to the Insider Trading Policy, attached hereto (the “Addendum”). The

Company will notify you if you are subject to the Addendum. The Addendum generally requires pre-clearance for all transactions in the Company’s securities.

III.	General Policy
A.

No Covered Person or Related Insider may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. No Covered Person or Related Insider who knows of any material nonpublic information about the Company may communicate that information to any other person (“tip”), including family members and friends, or otherwise disclose such information without the Company’s authorization.

B.

No Covered Person or Related Insider may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No Covered Person or Related Insider who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

C.	Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in the Addendum.
IV.	Blackout Periods

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to all Covered Persons, due to regular access to material nonpublic information about the Company. Covered Persons are subject to the following blackout periods, during which they may not trade in the Company’s securities.

A.

Quarterly Blackout. As a pre-revenue generating exploration mining company, the announcement of the Company’s quarterly financial results will rarely have the potential to have a material effect on the market for the Company’s securities; however, to avoid even the appearance of impropriety, Covered Persons may not trade in the Company’s securities during the period beginning immediately upon receipt of notification of a Company-imposed trading ban (typically one day prior to the Company’s planned filing date) and ending at the close of business on the second trading day after the date that the Company releases the disclosure of the Company’s quarterly results. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

B.

Event-Specific Blackout. No Covered Person may directly or indirectly trade securities of the Company during the period beginning immediately upon receipt of notification of a Company-imposed trading ban and ending at the close of business on the second trading day after the date of general disclosure of the relevant information or notification from the Company confirming termination of the trading ban. The Chief Legal Officer, in consultation with the Chief Financial Officer, will be responsible for determining the imposition, and setting the length, of any event-specific blackout period and notifying the Covered Persons affected as appropriate.

C.

Regulation Blackout Trading Restriction. Directors and officers may also be subject to event-specific blackouts pursuant to the U.S. Securities and Exchange Commission (the “SEC”) Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by Company Insiders during certain pension plan blackout periods.

D.

Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b-1 under the Securities Exchange Act of 1934, as amended (an “Approved Rule 10b5-1 Plan”) in compliance with Section IX, “Rule 10b5-1 Trading Plans,” of this Policy.

NOTE: Even if a blackout period is not in effect, as noted in the Section III, “General Policy” above, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of the Chief Legal Officer to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.

V.	Individual Responsibility

Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy, and applicable securities laws concerning trading while in possession of material nonpublic information, as if such transaction were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws or give rise to the Company or any employee of the Company. Individuals are encouraged to obtain their own independent legal advice to assess any potential liability for their trading activities.

VI.	Material Nonpublic Information

What is Material Information? Under Company policy and United States laws, information is material if:

●	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
●	the information, if made public, likely would affect the market price of a company’s securities.

Material information is not limited to historical facts. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. With respect to a future event, such as an acquisition or financing, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on the company’s stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

Material information can be positive or negative and can relate to virtually any aspect of the Company’s business.

Depending on the facts and circumstances at the time of assessment, information that could be considered material includes, but is not limited to, information pertaining to the following:

●	earnings announcements or guidance, or changes to previously released announcements or guidance;
●	other unpublished financial results;
●	writedowns and additions to reserves for bad debts;
●	expansion or curtailment of operations and business disruptions;
●	a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;
●	significant exploration results, including results of drilling programs;
●	significant changes in mineral resource or reserve estimates;
●	pending or threatened significant litigation or government action, or the resolution thereof;
●	a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
●	changes in analyst recommendations or debt ratings;
●	events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);
●	changes in control of the Company or extraordinary management developments;
●	changes in the Company’s pricing or cost structure;
●	extraordinary borrowing or other financing transactions out of the ordinary course;
●	liquidity problems or impending bankruptcy;
●	changes in auditors or auditor notification that the Company may no longer rely on an audit report; or
●	the gain or loss of a significant supplier.

What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes.

It is also important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless you can point to its official release by the Company in at least one of the following ways:

●	publicly available filings with the SEC or other securities regulatory authorities; or
●	issuance of press releases via major newswire such as Newsfile.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for two full trading days following its official release, unless otherwise approved by the Chief Legal Officer. As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Chief Legal Officer or assume that the information is nonpublic and treat it as such.

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Legal Officer.

VII.	Tipping Material Nonpublic Information Is Prohibited

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy, as well as the Company’s Code of Ethics, to tip another person who may trade or to advise another to trade on the basis of such information. This Policy applies regardless of whether the person or entity who receives the information (the “tippee”) is related to you and regardless of whether you receive any monetary benefit from the tippee.

VIII.	Special Transactions

The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

A.

Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes. In addition, the Company reserves the right to limit or restrict stock option exercises or tax withholdings not made pursuant to standing elections in appropriate circumstances.

B.

Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The trading restrictions do apply, however, to any market sale of restricted stock.

C.

Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this Policy with approval by the Compensation Committee of the Company.

IX.	Prohibited Transactions

Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following:

A.

Publicly Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Company securities (other than common share purchase warrants of the Company listed for trading on the NYSE American). Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.

B.

Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within twenty days or place them in the mail within five days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

C.

Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.

D.

Short-Term Trading. If you purchase Company securities in the open market, you may not sell any Company securities of the same class (which includes any other securities that are convertible or exchangeable into such class) during the six months following the purchase (or vice versa). Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.

E.

Standing and Limit Orders. You may not place standing orders or limit orders that expire later than one trading day after being placed on Company securities. Such orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information.

X.	Rule 10b5-1 Trading Plans

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of inside information, if the transaction occurs pursuant to an Approved Rule 10b5-1 Trading Plan that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.

Anyone subject to this Policy who wishes to enter into an Approved Rule 10b5-1 Trading Plan must submit the proposed plan to the Chief Legal Officer for his or her approval at least five business days prior to the planned entry into the Approved Rule 10b5-1 Trading Plan. An Approved Rule 10b5-1 Trading Plan may not be adopted by a person when he or she is in possession of material nonpublic information about the Company. Additionally, no Approved 10b5-1 Plan may be adopted during a blackout period.

Once the Approved Rule 10b5-1 Trading Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace the Approved Rule 10b5-1 Trading Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of an Approved Rule 10b5-1 Trading Plan to the Chief Legal Officer for approval prior to adoption. You must provide notice to the Chief Legal Officer prior to terminating an Approved Rule 10b5-1 Trading Plan. You should understand that frequent modifications or terminations of an Approved Rule 10b5-1 Trading Plan may call into question your good faith in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

XI.	Safeguarding Confidential Information

If material information relating to the Company or its business is considered nonpublic, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

●	Avoid discussing confidential information with colleagues in places where you may be overheard by people who do not have a valid need to know such information, including public areas such as elevators, restaurants and airplanes.
●	Take great care when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.
●	Do not share your computer or other account IDs and passwords to any other person. Password protect computers and log off when they are not in use.
●	Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
●	Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information.
●	Comply with the specific terms of any confidentiality agreements of which you are aware.
●	Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.
●	You may not bring the confidential information of any former employer to the Company.
XII.	Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization from the Board of Directors. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.

●	Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Chief Executive Officer.
●	Refer requests for information regarding the Company from the media or press to the Company’s Chief Executive Officer and Vice President of External Relations.
●	Refer requests for information from the SEC or other regulators to the Chief Legal Officer.

XIII.Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to the Chair of the Audit Committee of the Company’s Board of Directors or the Chief Legal Officer, or through the reporting procedures set forth in the Company’s Code of Ethics or Whistleblower Policy. In addition, if you:

●	receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or
●	receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact Chief Legal Officer. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

XIV.Post-Termination Transactions

This Policy and the Addendum continue to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Questions or concerns on whether any continuing nonpublic information remains material should be directed to Chief Legal Officer. The pre-clearance procedures specified in the Addendum, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

XV.Penalties for Violations of the Insider Trading Laws and this Policy

In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all tippees, including remote tippees (i.e., others who may have been tipped by the tippee). Further, civil penalties of the greater of $2.3 million (to be increased for inflation) or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the Chief Legal Officer.

*             *             *

ADDENDUM TO

INSIDER TRADING POLICY

1.	Introduction

This Addendum explains requirements and procedures, which apply to all directors and officers (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as certain designated employees of Dakota Gold Corp. (the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Insider Trading Policy (the “Policy”). Please note that this Addendum applies to all Company securities which you hold or may acquire in the future.

Please read this Addendum carefully.

2.	Pre-Clearance Procedures

Those subject to this Addendum, as well as their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions (collectively, “Related Insiders”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining written pre-clearance of the transaction from the Company’s Chief Legal Officer. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction must be re-requested if the transaction order is not placed within five business days of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. The Chief Legal Officer may provide courtesy notification of the written pre-clearance of the transaction to Chair or Co-Chairs of the Company’s Board of Directors.

When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Company’s Chief Legal Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or 5, if applicable. The requestor should also be prepared to comply with Rule 144 of the Securities Act of 1933, as amended, and file a Form 144, if advisable, at the time of any sale.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to an Approved Rule 10b5-1 Plan adopted in accordance with the requirements of the Policy. Preclearance is also not required for transactions described under Section VII, “Special Transactions,” of the Policy, subject to certain exceptions described therein.

3.	Reporting and Form Filing Requirements

Under Section 16(a) of the Exchange Act, Section 16 Insiders, as well as beneficial owners of more than 10% of the outstanding shares of any class of voting Company equity securities registered under Section 12 of the Exchange Act, must file forms with the U.S. Securities and Exchange Commission (the “SEC”) disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities. In this context, “equity securities” of the Company include shares of the classes of equity securities created under the Company’s governing documents, such as common stock, as well as any securities (regardless of whether issued by the Company) that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as “derivative securities,” and include options, restricted share units, warrants, convertible securities and stock appreciation rights.

A.	Forms 3, 4 and 5.

The Company will assist Section 16 Insiders in preparing and filing the following Section 16 reports, but each individual Section 16 Insider is responsible for the timing and contents of his or her reports:

●	Form 3, Initial Beneficial Ownership Statement. A person who becomes a Section 16 Insider must file a Form 3 within 10 calendar days of becoming a Section 16 Insider, even if such person does not own any Company equity securities at the time. The Form 3 must disclose such person’s position and ownership of any Company equity securities as of immediately prior to assuming office.
●	Form 4, Changes of Beneficial Ownership Statement. As long as a person remains a Section 16 Insider, and for up to six months after a person is no longer a Section 16 Insider, a Form 4 must be filed with the SEC before 10:00 p.m., Eastern Time, on the second business day following any transaction by that person, whether directly or indirectly, in Company equity securities. There are exceptions to this requirement for gifts and a very limited class of employee benefit plan transactions.
●	Form 5, Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who was a Section 16 Insider during any part of the Company’s fiscal year to report:
−	all reportable transactions in Company equity securities that were specifically eligible for deferred reporting on Form 5;
−	all transactions that should have been reported during the last fiscal year but were not; and
−	with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, or the first business day thereafter. Common types of transactions reportable on Form 5 include gifts and certain acquisitions of less than $10,000 in any six-month period, either of which may be reported on a voluntary basis on any Form 4 filed before the Form 5 is due.

B.	Indirect Ownership by Related Insiders.

The reports described above must also reflect any indirect ownership by Section 16 Insiders, including all holdings and transactions by Related Insiders. This includes changes in ownership by immediate family members living in the Section 16 Insider’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Company’s Chief Legal Officer, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by Section 16 Insiders, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

C.	Reporting Exemptions for Certain Employee Benefit Plan Transactions.

Rule 16b-3 under the Exchange Act provides exemptions for reporting by Section 16 Insiders of certain employee benefit plan events on Forms 4 and 5, including certain routine transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a Section 16 Insider’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements, although related share-withholding transactions, if any, would give rise to Form 4 reporting obligations.

4.	Short-Swing Trading Profits and Short Sales
A.	Short-Swing Trading Profits.

In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-wing profits” be disgorged to the Company. (This is in addition to the reporting requirements described above.)

“Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the director or officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

B.	Short-Swing Exemptions for Employee Benefit Plan Transactions

As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine whether a director or officer has realized profit subject to the short-swing profit rule described above, but Rule 16b-3 creates an exemption for, or permits the Company’s Board of Directors or a qualifying committee to exempt, certain transactions between (i) a Section 16 Insider and (ii) the Company or certain benefit plans sponsored by the Company.

Under Rule 16b-3, certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for purposes of the short-swing profit rule, provided that the benefit plan meets various statutory requirements.

C.	Prohibition Against Short Sales

You may not engage in short sales of Company securities. A short sale has occurred if the seller: (a) does not own the securities sold; or (b) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance, and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.

5.	Limitations and Requirements on Resales of the Company’s Securities

The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers who are (or were within the prior 90 days) affiliates of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common and preferred stock, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).

The following summarizes relevant provisions of Rule 144, as they apply to resales by Section 16 Officers seeking to take advantage of the safe harbor:

A.	Current Public Information

There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the 12 months preceding the sale, other than Form 8-K reports.

B.	Manner of Sale

The sale of Company shares by a director or officer must be made in one of the following manners:

(i)	in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
(ii)	to a market maker at the price held out by the market maker; or
(iii)

in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

C.	Number of Shares That May Be Sold

Equity Securities. The amount of equity securities that a director or officer may sell in a threemonth period is limited to the greater of:

(i)	1% of the outstanding shares of the same class of the Company; or
(ii)	the average weekly reported trading volume in the four calendar weeks preceding the transactions.

Debt Securities. The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:

(i)	the average weekly reported trading volume in the four calendar weeks preceding the sale; or
(ii)	10% of the principal amount of the tranche of debt securities (or 10% of the class of non-participatory preferred stock).
D.	Notice of Proposed Sale

If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an expected aggregate sale price in excess of $50,000, the director or officer must file a notice of sale on Form 144 with the SEC, prior to, or concurrently with, the placing of the order to sell securities.

E.	Holding Periods

Any restricted securities must be held for six months prior to reselling such securities.

In certain situations (e.g., securities acquired through stock dividends, splits, conversions or the net settlement of certain options), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

6.	Penalties for Violating the Securities Laws and Company Policy

The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.

7.	Questions

Because of the technical nature of some aspects of the federal securities laws, all Section 16 Insiders should review this material carefully and contact the Chief Legal Officer if at any time (i) you have questions about this Addendum, the Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or the Policy.

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